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                                                                     EXHIBIT 4.5

                                 AMENDMENT NO. 1

                                     TO THE

                       ADVANTA CORP. EMPLOYEE SAVINGS PLAN

           (AMENDED AND RESTATED GENERALLY EFFECTIVE JANUARY 1, 2001)

         WHEREAS, Advanta Corp. ("Advanta") maintains the Advanta Corp. Employee Savings Plan ("Plan"); and

         WHEREAS, Section XIII of the Plan permits Advanta to amend the Plan at any time, except in certain respects not material hereto; and

         WHEREAS, the Plan was last amended and restated by adoption of a restated and amended plan document generally effective January 1, 2001; and

         WHEREAS, Advanta now desires to amend the Plan to comply with certain tax legislation introduced by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"); and

         NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2002, as follows:

1. Subsection 1.9(ii) of the Plan is hereby amended in its entirety effective January 1, 2002 to read as follows:

         "(ii)    Compensation Limit:

                  With respect to any Employee for any Plan Year, Compensation shall not exceed the limitation established under Section 401(a)(17) of the Code, including any adjustments for increases in the cost of living provided for thereunder. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the annual Compensation limit will be multiplied by a fraction, the numerator of which is the number of whole and partial months in the determination period, and the denominator of which is 12. Any reference in this Plan to the limitation under Section 401(a)(17) of the Code shall mean the Compensation limit set forth in this Subsection."

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2.       Subsection 1.13 of the Plan is hereby amended in its entirety effective
         January 1, 2002 to read as follows:

         "1.13    'Eligible Retirement Plan' shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in
Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse made on or prior to December 31, 2001, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity. Effective for direct rollover distributions made after December 31, 2001, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan."

3. Article I of the Plan is hereby amended effective January 1, 2002 to add the following subsection 1.45 to read as follows:

         "1.45    'DC Limitation' shall mean the dollar limitation established under Section 415(c)(1)(A) of the Code, as such adjusted from time to time by applicable Code provisions relating to the cost of living adjustments."

4. Subsection 4.1.1 of the Plan is hereby amended effective January 1, 2002 by adding the following sentence after the first sentence to read as follows:

         "Effective January 1, 2002, each Member may contribute up to the maximum permitted amount under Section 402(g), 415(c), or such lesser amount as may be determined by the Committee from time to time on a uniform basis. However, the amount a Member is permitted to contribute shall not exceed 100% of such Member's compensation payable after deducting all amounts otherwise withheld from compensation, including, but not limited to, required tax withholding and amounts deducted in connection with the payment of the employee portion of any benefit costs."

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5.       Subsection 4.1 of the Plan is hereby amended to add the following subsection 4.1.4 at the end thereof to read as follows:

         "4.1.4   Catch-Up Contributions. Effective as of April 1, 2002, or such other later date as the Plan Administration Committee of the Employee Savings Plan ("Committee") deems administratively feasible to permit the orderly administration of the Plan, all Members who attain or would attain, at least age 50 before the close of the Plan Year shall be eligible to contribute catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the requirements of
Section 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the requirements of Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions nor shall such contributions be treated as violations of any Plan provisions related to such Code Sections. Such contributions shall be allocated to the Salary Reduction Accounts of the Members from whose Compensation the contributions were withheld in an amount equal to the amount withheld."

6. Section 4.8 of the Plan is hereby amended effective January 1, 2002 to add the following sentence at the end thereof to read as follows:

         "Notwithstanding the foregoing, this subsection Section 4.8 shall cease to be applicable for Limitation Years beginning after December 31, 2001."

7. The first sentence of Section 4.9 of the Plan is hereby amended effective January 1, 2002 to read as follows:

         "Subject to uniform rules and applicable provisions of the Code, each Member may make (i) a direct transfer or (ii) a contribution of an 'eligible rollover distribution' within the meaning of Section 402(c)(4) of the Code, from another retirement plan (or an individual retirement account consisting solely of a 'rollover contribution' as defined in Code Section 402(c)(5)) to the Fund, and, effective for periods after December 31, 2001, a contribution of any 'eligible rollover distribution' to the extent acceptance of such eligible rollover distribution is not in violation of Section 402(c) of the Code as such provision may be in effect from time to time except for 'eligible rollover distribution' to the extent attributable to after-tax contributions."

8. The first sentence of Section 5.1 of the Plan is hereby amended effective January 1, 2002 to read as follows:

         "In the event that the amount required or proposed to be contributed by the Participating Companies to the Fund in respect of any Plan Year would cause the Annual Additions allocated to any Member under this Plan plus the amount allocated to such Member under any other defined contribution plan maintained by a Participating Company or a Related Entity to exceed for any Limitation Year the lesser of (i) the DC Limitation or (ii) 25% (or 100% effective for Plan Years beginning on or after January 1, 2002) of such Member's compensation (as defined in Section 5.4) for such Limitation Year, then such amount required or proposed to be contributed

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with respect to such Member shall be reduced by the amount of such excess to determine the actual amount of the Participating Companies' contribution in respect of such Plan Year."

9. Subsection 9.1.1 of the Plan is hereby amended effective January 1, 2002 by adding the following sentence prior to the first sentence to read as follows:

         "The payment of benefits shall commence as soon as administratively feasible following the Member's Severance Date (or, effective for periods after December 31, 2001, following any Member's severance from employment (as such term is used for purposes of Section 401(k)(2)(B)(I) of the Code, which includes any separation from service determined without regard to the 'same desk' rule as previously in effect pursuant to General Counsel Memorandum 37297 issued by the Internal Revenue Service on October 20, 1977), except as provided below."

10. Subsection 9.1.2 of the Plan is hereby amended in its entirety effective January 1, 2002 to read as follows:

         "9.1.2   Cash-Out Distribution. If the 'entire value' of the Member's account (including the amount of any outstanding loan plus accrued interest, if any), as of the Valuation Date coincident with or next following the Member's Severance Date, does not exceed $5,000, and the Member does not request a lump sum distribution of the 'entire value' of his account within such reasonable period as may be established by the Committee from time to time, the 'entire value' of his account shall automatically be distributed as a single lump sum payment directly to such Member (less any applicable withholding) as soon as practicable after such period. Effective for Plan Years beginning on or after January 1, 2002, for purposes of this Subsection, the 'entire value' of the Member's account shall exclude a Member's Rollover Account. If a Member cannot be located or does not request a lump sum distribution of the 'entire value' of his account within a reasonable period of time as may be established by the Committee from time to time, the 'entire value' of his account which is at least $1,000 but less than $5,000 shall be distributed and rolled over to an individual retirement account ('IRA') as soon as a suitable account may be set up for the Member. Such rollovers to IRAs shall be implemented on or after April 1, 2002, but only as of such date as the Committee deems appropriate following the establishment of rules and procedures by the Committee, as may be necessary for the proper administration of the Plan."

11. Subsection 9.2.1 of the Plan is hereby amended effective January 1, 2003 and following the provision of proper notice to employees:

         "Separation Benefits. Except as otherwise required by law or provided for in this Article 9, separation or retirement benefits shall be distributed in a single lump sum payment in accordance with uniform rules established by the Committee."

12. Subsection 9.2.3, 9.4 and 9.5 of the Plan shall cease to be applicable for Plan Years beginning on or after January 1, 2003.

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13.      Subsection 10.2.2(C) of the Plan is hereby amended effective January 1,
         2002 to read as follows:

         "The Member's elective contributions under this Plan and each other deferred compensation plan (within the meaning of Internal Revenue Service regulations promulgated under Section 401(k) of the Code) maintained by a Participating Company or a Related Entity in which the Member participates are suspended for twelve full calendar months (six full calendar months, effective for Plan Years beginning on and after January 1, 2002) after receipt of the distribution."

14.      Section 10.3 of the Plan is hereby deleted in its entirety and Section
         10.4 shall be renumbered as Section 10.3 effective as of January 1, 2002.

15. Subsection 17.3.2 of the Plan is hereby amended effective January 1, 2002 by adding the following paragraph at the end thereof to read as follows:

         "Effective for Plan Years beginning after December 31, 2001, for purposes of determining the present values of accrued benefits and the 'cumulative accounts' of 'employees' as of the 'determination date,' the following shall apply:

                  (a) Distributions During Year Ending On The Determination Date. The present value of accrued benefits and the 'cumulative account' of an 'employee' as of the 'determination date' shall be increased by the distributions made with respect to the 'employee' under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the one-year period ending on the 'determination date.' The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting 'five-year period' for 'one-year period.'

                  (b) Employees Not Performing Services During The Year Ending On The Determination Date. The accrued benefits and 'cumulative accounts' of any individual who has not performed services for a Participating Company or Related Entity during the one-year period ending on the 'determination date' shall not be taken into account."

16. Subsection 17.3.5 of the Plan is hereby amended effective January 1, 2002 by adding the following paragraph at the end thereof to read as follows:

         "For Plan Years beginning after December 31, 2001, 'key employee' means any 'employee' or 'former employee' (including any deceased employee or beneficiary) who at the time during the Plan Year that includes the 'determination date' was an officer of a Participating Company or a Related Entity having annual compensation (as defined in subsection V(d) greater than $130,000 (as adjusted under Section 416(i) of the Code for Plan Years beginning after December 31, 2002), a 5% owner of a Participating Company or Related Entity, a 1% owner of a Participating Company or a Related Entity having annual Compensation of more than $150,000. The determination of who is a 'key employee' shall be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder."

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17.      Subsection 17.6 of the Plan is hereby amended effective January 1, 2002 to add the following sentence at the end thereof to read as follows:

         "For purposes of providing such minimum required contributions, Participating Company and Company Matching Contributions made under subsection IV(g), if any, shall be taken into account to the extent permissible under applicable provisions of Section 416 of the Code."

18. In all other respects, the provisions of the Plan shall remain in full force and effect.

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